Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 19, 2006, with respect to the balance sheet of ConocoPhillips Canada Funding Company I, in the Registration Statement (Form S-3) and related Prospectus of ConocoPhillips, ConocoPhillips Company, ConocoPhillips Canada Funding Company I and ConocoPhillips Canada Funding Company II, for the registration of Senior Debt Securities.
/s/ Ernst & Young LLP
Houston, Texas
October 5, 2006